[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.
SUPPLY AGREEMENT
This Supply Agreement (the “Agreement”) is entered into as of February 28, 2018 (the “Effective Date”) by and between Spectrum Pharmaceuticals Inc., a Delaware corporation (“Spectrum”) and Hanmi Pharmaceuticals Co., Ltd., a company incorporated under the laws of the Republic of Korea (“Hanmi”). In this Agreement, Hanmi and Spectrum each may be referred to individually as a “Party” and together as “Parties.”
RECITALS
Whereas, Hanmi and Spectrum are parties to that certain License. Development and Supply Agreement, dated October 8, 2014 (the “License Agreement”), pursuant to which Spectrum has the exclusive rights to develop and commercialize the products that contain the Compound (as defined in the License Agreement);
Whereas, Spectrum and Hanmi desire to have Hanmi manufacture and supply commercial-scale products for distribution and sale by Spectrum, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties agree as follows:
AGREEMENT
1.Definitions. For purposes of this Agreement, the defined terms shall have the meanings defined in the License Agreement unless defined below:
“Additional Purchase Orders” has the meaning stated in Section 2.1.4.
“Batch” means the defined quantity of a Product that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced in a single manufacturing cycle.
“Batch Record” means the fully executed production batch record with attachments and test records that allows for the assessment and quality assurance release of the Product and intermediates (that is, GCSF intermediate and LAPS carrier).
“BLA” has the meaning stated in Section 2.1.2.
“Components” means all critical raw materials (such as PEG, polysorbate 80 and cyanoborohydride. and any single-source starting materials), master ceil banks and long-lead time parts (such as vials, plungers, stoppers and syringes) used by Hanmi in the Production of the Product under this Agreement.
“Compound” has the meeting set forth in Section 1.17 of the License Agreement.
“COG” has the meaning set forth in Section 1.12 of the License Agreement.
“Damages” means any and all costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including interest which may be imposed in connection therewith).
“Defaulting Party” has the meaning stated in Section 8.2.1.

“Delivery Date” means the date that the Saleable Product is, or is to be, (depending on context) delivered to Spectrum.
“Drug Substance” means the frozen bulk drug substance form of the Compound: that is, the form of the Compound after conjugation and purification.
“Effective Date” means the date of this Agreement as set forth above.
“Facility” means Hanmi’s manufacturing facility located at Chupal Industrial Complex, 114 Chupalsandan-ro, Paengseong-eup, Pyeonglaek-si, Gyeonggi-do, 17998, Republic of Korea.
“FDA” has the meaning set forth in Section 1.26 of the License Agreement.
“FDA Approval” has the meaning set forth in Section 2.1.3.
“Indemnified Party” has the meaning stated in Section 6.3.
“Indemnifying Party” has the meaning stated in Section 6.3.
“Loss” has the meaning stated in Section 6.1.
“Master Batch Record” means, with respect to each Batch of the Product to be Produced hereunder, a formal set of instructions for the Production of each Batch of such Product.
“Nonconforming Product” has the meaning stated in Section 3.1.
“Non-Defaulting Party” has the meaning stated in Section 8.2.1.
“Party” or “Parties” has the meaning stated in the opening paragraph.
“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.
“Post-Approval Purchase Order” has the meaning stated in Section 2.1.3.
“Post-Filing Purchase Order” has the meaning stated in Section 2.1.2.
“Pre-Agreed Purchase Orders” has the meaning stated in Section 2.1.3.
“Pre-Filing Purchase Order” has the meaning stated in Section 2.1.1.
“Produce” or “Production” means, as applicable, the manufacturing, inspecting, and testing of the Saleable Product by Hanmi in accordance with the Master Batch Record.
“Product” means the pharmaceutical preparation of the Compound now known as Eflapegrastim, to be Produced and delivered by Hanmi in the Drug Substance form.
“Product Requirements” has the meaning stated in Section 3.1.
“Product Specifications” has the meaning set forth in the License Agreement and shall include the Release Specifications and Shelf Life Specifications; provided, that the Product Specifications need not be attached to the Quality Agreement.
“Purchase Option” has the meaning stated in Section 2.1.5.

“Purchase Order” means such form of purchase order or document by which orders for the Product will be placed by Spectrum pursuant to the terms of this Agreement; provided, that the terms and conditions of this Agreement will be controlling over any terms and conditions included in any Purchase Order and any term Or condition of such Purchase Order that is: different from or contrary to the terms and conditions of this Agreement will be void.
“Quality Agreement” means that certain Quality Agreement, dated February 5, 2016 for the Product between Hanmi and Spectrum.
“Regulatory Approval” means all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production.
“Release Specifications” means the Product Specifications mutually agreed by the Parties with which the Product shall comply at the time of release.
“Released Executed Batch Record” means the completed batch record and associated deviation reports, Certificate of Analysis and Certificate of Compliance created for each Batch of Product.
“Saleable Product” means the Product manufactured according to the Master Batch Record, which meets all the Product Specifications, has been stored at -70°C after manufacture and. at the time of delivery to Spectrum, has no less than 22 months Shelf Life remaining,
“Shelf Life” means the established duration of time that the Product is purported to meet all Shelf Life Specifications.
“Shelf Life Specifications” means the Product Specifications that the Product should continue to meet after release up to and including the established expiration date of the Product.
“Spectrum Territory” shall have the meaning set forth in Section 1.77 of the License Agreement.
“Stockpiled Amount” means the amount of the Saleable Product available at Hanmi ninety days after the FDA Approval, which has not already been ordered through binding Purchase Orders by Spectrum and that was manufactured prior to the FDA approval of the BLA.
“Supply Deficiency” means a failure by Hanmi to produce by the relevant Delivery Date the quantity of Product at least equal to the amount specified in the relevant Purchase Order.
“Term” has the meaning stated in Section 8.1.
“Testing Standards and Procedures” means, with respect to the Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Spectrum and Hanmi.

2.Purchase and Supply of Product.
1.1Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, Spectrum will purchase the Product from Hanmi, and Hanmi will Produce the Product for Spectrum, The Product will be ordered, supplied, and purchased as follows:
1.1.1Pre-Filing Purchase Order. No more than [***] following the execution of this Agreement. Spectrum shall issue an irrevocable binding Purchase Order for no less than [***] of the Product (the “Pre-Filing Purchase Order”), and Hanmi shall Produce and deliver the ordered amount of the Saleable Product no later than December 31, 2018, at a purchase price of $[***].
1.1.2Post-Filing Purchase Order. No more than [***] following the filing of the Eflapegrastim BLA (the “BLA”) with the FDA. Spectrum shall issue an irrevocable binding Purchase Order for no less than [***] of the Product (the “Post-Filing Purchase Order”), and Hanmi shall Produce and deliver the ordered amount of the Saleable Product no later than 12 months from the date of issue, or December 31, 2019, whichever is later at a purchase price of $[***].
1.1.3Post-Approval Purchase Order. No more than [***] following the approval (licensure) of the BLA by the FDA (the “FDA Approval”). Spectrum shall issue an irrevocable binding Purchase Order for no less than [***] of the Product (the “Post-Approval Purchase Order, and together with the Pre-Filing Purchase Order, the Post-Filing Purchase Order, the “Pre-Agreed Purchase Orders”), and Hanmi shall Produce and deliver the ordered amount of the Saleable Product no later than 12 months from the date of issue, or December 31, 2020 whichever is later, at a purchase price of $[***].
1.1.4Additional Purchase Orders. From time to time, Spectrum may issue additional Purchase Orders for the Product in addition to the Pre-Agreed Purchase Orders, during the calendar years 2018 through 2020, with a Delivery Date no sooner than [***] from the date of such Purchase Order (the “Additional Purchase Orders”). Hanmi shall make best efforts to Produce and supply the amount of the Saleable Product ordered in any such Additional Purchase Order al a purchase price of $[***].
1.1.5Spectrum Option. After the periods described in Sections 2.1.1, 2.1.2 and 2.1.3, Spectrum shall have the option to issue Purchase Order(s) io purchase [***] of the Product prior to the first anniversary after the FDA Approval, [***] of the Product after the first anniversary but prior to the second anniversary after the FDA Approval and [***] of the Product after the second anniversary but prior to the third anniversary after the FDA Approval (the “Purchase Option”); provided, that Spectrum shall provide no less than [***] notice of its intention to exercise the Purchase Option, If Spectrum exercises the Purchase Option, Spectrum shall issue an irrevocable binding Purchase Order lor the applicable amount of the Product set forth above, and Hanmi shall Produce and deliver the ordered amount of the Saleable Product no later than [***] from the date of issue of the Purchase Order, at a purchase price of $[***].
1.1.6Post-Approval Stockpile “Put” Option. In order to provide an incentive for Hanmi to manufacture additional quantities of the Product, and to provide incentive for Spectrum to place timely Purchase Orders, within [***] after the FDA Approval. Hanmi shall supply to Spectrum, and Spectrum shall have the obligation to purchase, the Stockpiled Amount not to exceed [***] grams, at a purchase price of $[***]. If Stockpiled Amount exceeds [***], Spectrum has the option, but not the obligation, to purchase additional amounts at the agreed terms. For the avoidance of doubt, given that Pre-Agreed Purchase Orders must be provided according io the events above, and that Additional Purchase Orders require a minimum of [***] lead-time, any Purchase Orders issued in [***] prior to the FDA Approval shall be considered part of the Stockpiled Amount and shall be supplied at $[***].
1.1.7True Up. Within [***] after the FDA Approval, Hanmi has the option to request reimbursement of Hanmi’s manufacturing costs, if the average COG exceeds $[***] for all Batches of the Product delivered to Spectrum (including the Stockpiled Amount), provided, that, even if the average COG exceeds $[***], Spectrum shall be under an obligation to reimburse only that much of the average COG in excess of $[***] such that Spectrum’s average purchase price does not exceed $[***] for the Saleable Product delivered by Hanmi. In the event that Hanmi exercises this option, Spectrum shall have the right, at its own expense, to audit Hanmi’s determination of COG l or the avoidance of doubt, expenses for the 2018 calendar year shall be prorated starting at February 1,2018. Hanmi shall keep complete, fair, and true books of accounts and records for the purpose of determining COG. Spectrum shall have the right to cause an independent, certified public accountant to audit such records to confirm COG, Such audits may be exercised during normal business hours upon reasonable prior written notice to Hanmi Spectrum shall bear the cost of the audit unless the audit reveals that COG did not exceed $[***] in which case Hanmi shall reimburse the cost of the audit to Spectrum.
1.1.8Subsequent Purchase Orders. After the third anniversary of the FDA Approval, Spectrum may, from time to time, issue additional Purchase Orders. Such Purchase Orders shall be subject to acceptance by Hanmi if Hanmi accepts such Purchase Orders. Hanmi shall deliver the Saleable Products in accordance with the terms of the Purchase Order and this Agreement. The purchase price for the Saleable Products delivered under such Purchase Orders shall be mutually negotiated and agreed upon by the Parties upon issuance of a Purchase Order by Spectrum; provided, that both Parties will use reasonable efforts to reduce COG (including, but not limited to, Spectrum’s efforts to acquire all relevant regulatory approvals for the Product). Other than the obligation to purchase Saleable Product under the Pre-Agreed Purchase Orders and Stockpiled Amount, Spectrum will have no minimum purchase obligations with respect to the Product
1.2Performance. Hanmi will diligently perform the Production as provided in the Product Specifications and the Quality Agreement, and deliver the Saleable Product ordered by Spectrum Hanmi will Produce the Product in accordance with and meeting the Product Requirements.
1.3Reproduction or Reprocessing. If during the Production of any Batch of a Product, any reprocessing or reproduction is permitted and required in order to meet the Product Specifications. Hanmi will conduct such reprocessing in compliance with CGMPs and the BLA. Any reprocessing, reproduction, or change which is not covered by CGMPs or the BLA must be approved in writing by Spectrum prior to Implementation. Hanmi will be responsible for all costs and expenses incurred in connection with any reprocessing or reproduction, unless it is due to a change to the Product Specifications requested or ordered by Spectrum or FDA or any other Regulatory Authority in Spectrum Territory in writing.
1.4Capacity and Delivery.
1.1.1Hanmi Capacity. Hanmi will maintain sufficient capacity to Supply no less than the amounts described herein during the Term of this Agreement unless otherwise agreed by the parties.
1.1.2Delivery. Hanmi will ship the Products using such carriers as Spectrum may designate in the purchase orders or otherwise in writing to Hanmi. The Products supplied hereunder will be suitably packed for shipment and labeled for shipment to the address specified in Spectrum’s order. All shipments shall be FCA Hanmi Facility (Incoterms 2010), at which point, all title to, and risk of loss of, the Products shall pass to Spectrum or its designee. All freight, insurance, and other shipping expenses from the F.C.A., point shall be paid by Spectrum.
1.1.3Timely Delivery. Hanmi agrees that time is of the essence with respect to the Delivery Dates set forth in Purchase Orders. Hanmi will use best efforts to meet all Delivery Dates set forth in valid Purchase Orders. Such efforts may include but not necessarily be limited to: (i) authorizing needed overtime (including weekend and holiday work) for its employees, (ii) adding additional staffing, (iii) adding additional shifts, (iv) scheduling Spectrum work in slots not then committed to other customers and (v) contacting other customers to inquire as to their flexibility to postpone usage of their production slot. Hanmi will promptly notify Spectrum with full details of any anticipated delay in delivery of Products beyond the Delivery Date set forth in any Purchase Order. If any delay is outside of the reasonable control of Hanmi and are unrelated to Hanmi’s negligent act or omission or due to Hanmi’s third party contractors or suppliers, then Hanmi and Spectrum shall agree to a reasonable apportionment between the Parties for the incremental cost (with no mark-up) of any additional efforts needed to deliver Products in a timely manner. Subject to any rights of Spectrum set forth in this Agreement, if Hanmi cannot meet the Delivery Date for Products set forth in a Purchase

Order despite using the efforts contemplated, the Parties will meet and attempt to agree on a reasonable timeline for delivery of the Products.
1.5Supply Deficiencies.
1.1.1Supply Deficiency. If there is a Supply Deficiency, Hanmi will immediately notify Spectrum and will fulfill Spectrum’s Purchase Orders under this Agreement no less favorably than that of any other client or the Products Produced for Hanmi’s internal use and cooperate with Spectrum in taking all actions that are reasonably necessary in order to remedy the Supply Deficiency. In addition, the Parties agree to discuss a resolution to the Supply Deficiency and, if a resolution reasonably satisfactory to Spectrum cannot be reached following a [***] cure period, then Spectrum will have the right to:
1.1.1.1cancel, maintain, or decrease any outstanding Purchase Order that is beyond the portion of the order that Hanmi was able to timely produce, without any liability to Hanmi; or
1.1.1.2require Hanmi, at its expense and risk, to deliver to Spectrum’s designee all Components; or
1.1.1.3negotiate with Hanmi in further detail a possible remedy plan for the supply deficiency; and
1.1.1.4should the Parties fail to reach a resolution under any provision above, said dispute shall be resolved per the dispute resolution process stipulated under Section 10.4 of this Agreement.
1.6Changes to Production and Product Specifications. Hanmi agrees not to make any changes to Production or Product Specifications outside of those previously agreed with the Regulatory Authorities and Spectrum. In case changes to Production and or Product Specifications are warranted, Hanmi agrees to inform Spectrum in writing of such changes and provide all relevant data and rationale for the proposed changes. Spectrum will be given sufficient time to review the proposed changes and the data and rationale for such changes and to seek approval of Regulatory Authorities, if required. Hanmi will require written approval from Spectrum for changes to Production and/or Product Specifications prior to the Production of Products. All expenses related to such changes requested by Hanmi shall be borne solely by Hanmi. All expenses related to such changes requested by Spectrum shall be borne solely by Spectrum.
1.1.1Regulatory Changes. If facility, equipment, process or system changes that are primarily attributable to the Production of Products are required of Hanmi as a result of requirements of the FDA or any other Regulatory Authority, and such regulatory changes apply primarily to the Production and supply of the Products, then Spectrum and Hanmi will review such requirements and agree in writing to such regulatory changes, while making every effort to avoid disruption of Product supply to Spectrum. If regulatory changes are attributable solely to the Production efforts owned and controlled by Hanmi, expenses related to such changes shall be borne solely by Hanmi. For all other regulatory changes, including regulatory changes that are attributable solely to decisions made by Spectrum or FDA or any other Regulatory Authority in Spectrum Territory, expenses related to such changes shall be borne solely by Spectrum.
1.7Audit. Once per [***] and upon [***] days’ prior written notice Spectrum and each of its Sub-licensees will have the right to conduct an audit of that portion of the Facility used in the Production during normal business hours at the auditing party’s sole cost and expense; provided, that in the event the auditing party has identified any substantive, material quality issue involved with the Production of the Product, then the auditing party will be entitled to such reasonable number of additional follow-up audits as may be needed to confirm that the issue has been resolved. Spectrum will use reasonable efforts to conduct the annual audit jointly with its Sub-licensee(s). To the extent an annual audit is separately requested by a Sub-licensee. Spectrum will have the right to be present at such audit without affecting its right separately request an annual audit. The form, participants and procedures of the audit will be determined by the auditing party, and disclosed to Hanmi at least [***] prior to the start of the audit. When conducting an audit, each of the auditing party’s representatives will (a) be subject to a nondisclosure obligation at least as restrictive as the obligations contained in Article 7; (b) follow such security and Facility access procedures as reasonably designated by Hanmi; and (c) use reasonable best efforts to avoid disrupting Hanmi’s operations. Hanmi will take appropriate actions to correct any deficiencies identified by such audit, taking into account any reasonable suggestions made by the auditing party. In addition to an audit by Spectrum, its Sub-licensees, and affiliated companies. Hanmi agrees to reasonably cooperate with applicable Regulatory Authorities and will permit reasonable Product-specific inspections by such Regulatory Authorities.
1.8Recall. If Spectrum is required to recall any Product because such Product may violate local, state, or federal laws or regulations, the laws or regulations of any applicable foreign government or agency, or the Product Specifications, or in the event that Spectrum wishes to institute a voluntary recall then Spectrum shall first discuss such recall with Hanmi and will be responsible for coordinating such recall. Spectrum promptly will notify Hanmi if any Product is the subject of a recall and Hanmi will cooperate with Spectrum in connection with any recall. Spectrum will generally be responsible for all of the costs and responsible for the expenses of such recall if the cause of such recall is not attributable to any action taken by Hanmi; but Hanmi will be responsible for recall, product withdrawal or field correction costs and expenses, to the extent caused by the negligence or intentional acts of Hanmi or by Hanmi’s breach of its obligations, covenants and warranties under this Agreement, such as delivery by Hanmi of Nonconforming Product. In the event the responsible Party for the cause of a recall cannot be determined or both parties are responsible, Spectrum and Hanmi shall share the costs and expenses equally: provided, that if the proportional responsibility of each Party can be determined, then the Parties shall share the costs and expenses in proportion to their responsibility.
1.9Product Testing.
1.1.1Product Testing. Hanmi will test, or cause to be tested by third party testing facilities agreed upon in writing by Spectrum and Hanmi and audited by Hanmi, in accordance with Testing Standards and Procedures, each Batch of a Product Produced pursuant to this Agreement before delivery to Spectrum. Hanmi agrees that all the Products shall be tested and released into inventory within [***] of the end of Production. Concurrently with each shipment of the Products, Hanmi shall deliver to Spectrum the Released Executed Bach Records with all attachments including, without limitation, the Certificate of Analysis and Certificate of Compliance for each Batch of the Product included in the shipment confirming that the Product has been Produced in accordance with this Agreement. Hanmi further agrees to maintain a stability program sufficient to meet the shelf life and BLA requirements.
1.1.2Testing. At Spectrum’s cost and expense, Spectrum or a party selected by Spectrum, may perform all testing required to be performed on Batches of Products delivered by Hanmi
1.10Alternative Supplier. The relationship between the Parties shall be non-exclusive and Spectrum shall have the right to qualify and use alternative suppliers of the Product. Spectrum agrees to qualify any alternative suppliers at its own expense and employ its own subject matter experts. Upon Hanmi’s technology transfer to the third party supplier requested by Spectrum, said third party supplier shall use Hanmi’s technology so transferred for the sole and exclusive purpose of supplying Spectrum with the manufacturing services for Product and Spectrum shall ensure that any agreements with such suppliers include language to this effect. For avoidance of doubt, Hanmi will not be required to perform any technology transfer activities at an alternative supplier site that relates to the LAPS carrier and the master cell banks. In any case, Spectrum covenants to maintain any and all information pertaining to the manufacturing price as well as the master cell banks strictly confidential and to impose at least the same level of confidentiality obligation upon Spectrum’s third party suppliers). Spectrum shall be fully liable for any action and/or omission by an alternative third party supplier engaged by Spectrum. Notwithstanding the foregoing, Spectrum shall consider using Hanmi as its preferred supplier of the Product and/or LAPS carrier, under a separate agreement containing such terms and conditions as may be mutually agreed by the Parties.

3.Nonconforming Product.
1.1Product Conformity. Within [***] from the date of delivery of both the Product and the Released Executed Batch Record to Spectrum, Spectrum will determine, based on agreed release testing procedures, whether such Product conforms to Product Specifications and the Master Batch Record (collectively the “Product Requirements”), if Spectrum establishes that any shipment of a Product does not conform to the Product Requirements (“Nonconforming Product”), then Spectrum will give Hanmi written notice thereof as soon as practicable but in no event later than [***] from the date of delivery of both the Product and the Released Executed Batch Record and will, unless otherwise directed by Hanmi, return only the Nonconforming Product for further testing by Hanmi. Failure to provide such written notice prior to the end of the [***] period will indicate that Spectrum has accepted the Product solely as having passed its ordinary course testing, but such acceptance will not waive Spectrum’s rights under this Article 3 with respect to latent defects (i.e. Nonconforming Product, the nonconforming nature of which is not discoverable within that [***] period) in Product or constitute a waiver of any rights Spectrum may have based on Hanmi’s warranties hereunder. Hanmi will use its best efforts to replace all rejected Product as soon as practicable, pending a determination as to whether the Product in question was rightfully rejected. If, after conducting its own testing. Hanmi agrees, or it is determined pursuant to Section 3.2. that the returned Product fails to meet Product Requirements and. to the extent that such failure is not due (in whole or in part) to acts or omissions attributable to Spectrum or any third party prior to or after delivery of such Product, the provisions of Section 3.3 will apply. If it is determined that the Product at issue meets the Product Requirements, then Spectrum shall be responsible for all costs and expenses incurred by Hanmi in relation to the testing conducted by Hanmi.
1.2Disputes. If there is any dispute concerning whether the Product meets the Product Requirements and/or the reasons therefor, the Parties will designate an independent laboratory to determine whether or not the Product at issue meets the applicable Product Requirements. The decision of such independent laboratory will be in writing and will be binding on both Hanmi and Spectrum. The costs of such independent laboratory will be borne by the Parties equally; provided, that the Party that is determined to be incorrect in the dispute will be responsible for all such costs and will indemnify the prevailing Party for its share of the costs incurred.
1.3Nonconforming Product. In the event the Product is determined to be Nonconforming Product (whether by agreement of Hanmi pursuant to Section 3.1 or by an independent laboratory pursuant to Section 3.2) all remaining available Nonconforming Product will be either returned to Hanmi or destroyed, at Hanmi’s option and cost, and Hanmi will promptly replace such Nonconforming Product at its own cost and expense and will use commercially reasonable efforts to replace such Nonconforming Product in a reasonable time: provided, however, if the nonconformity is not directly or indirectly due to any action or inaction of Hanmi, then the cost for replacement shall be Spectrum’s responsibility.
4.Price and Payment.
1.1Product Price. Hanmi will invoice Spectrum for the applicable purchase price upon shipment of each released Batch of a Product, which shall be payable within [***] days of the receipt of the applicable shipment by Spectrum. Prices for the Products set forth herein are inclusive of all costs associated with Hanmi’s Production, acquiring Components, testing and analysis, storage and shipment and no additional charges or costs of any kind will be payable by Spectrum, unless specifically agreed to by Spectrum in writing in advance of the charge or cost being incurred by Hanmi.
1.2Payment Terms. Unless otherwise indicated in writing by Hanmi, all Price(s) are exclusive of any applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of any government or public authority, ail of which will be paid by Spectrum (other than taxes on Hanmi’s net income), Undisputed invoices that remain unpaid beyond the scheduled payment due date will be subject to an interest charge equal to a one percent (1.0%) per month, calculated from the scheduled payment due date forward; provided, that in no event will such annual rate exceed the maximum interest rate permitted by applicable law in regard io such payments. Such payments when made will be accompanied by all interest so accrued.

5.Representations and Warranties.
1.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
1.1.1Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
1.1.2Such Party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
1.1.3This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.
1.1.4All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.
1.1.5The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations and (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party.
1.1.6Each Party hereby certifies it does not and will not employ, contract with, or retain any person directly or indirectly to perform any of its obligations relating to this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations, or standards of any other jurisdiction. Upon written request of a Party, the other Party will, within ten (10) business days, provide written confirmation that it has complied with the foregoing obligation. Each Party agrees to promptly disclose in writing to the other Party if any employee or agent is debarred, or if any action or investigation is pending or, to the best of its knowledge, threatened, relating to the debarment of it or any person performing services related to this Agreement
1.2Representations and Warranties of Hanmi.
1.1.1Hanmi represents, warrants and covenants that (a) the Production will be performed in accordance with Section 2.3: and (b) the Products when made available at Hanmi’s shipping docks will (i) meet Product Specifications; (ii) be free from defects in material and workmanship, (iii) have been Produced, stored and transported in accordance with CGMPs and Applicable Laws, (iv) not be adulterated or misbranded, (v) be free of all liens, security interests, and other claims of any nature created by Hanmi, with good title passing to Spectrum upon delivery at Spectrum’s facility, and that the labels, if applicable, obtained by Hanmi will conform to the label copy provided and approved by Spectrum.
1.1.2DISCLAIMER. HANMI’S EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF, AND HANMI HEREBY DISCLAIMS, ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS (HOWEVER TOR THE AVOIDANCE OF DOUBT, THIS SECTION 5.2.2 DOES NOT NEGATE SECTION 7.2 OF THE LICENSE AGREEMENT).
6.Indemnification; Limitation of Liability; Waiver of Subrogation.

1.1Spectrum Indemnified by Hanmi. Hanmi shall indemnify and hold Spectrum harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses, (including reasonable attorneys’ fees) (any or all of the foregoing herein referred to as a “Loss”) insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Dale, arises out of or is based upon (a) any misrepresentation or breach by Hanmi of any of its representations, warranties, covenants or obligations under this Agreement; or (b) any claims that the Products, or the use thereof by Spectrum under this Agreement infringes a patent, trademark or proprietary right of a third party; or (c) the gross negligence, willful misconduct or violation of Applicable Laws by Miami, its Affiliates, licensors, contractors, distributors or their respective officers, directors, employees, consultants or authorized agents.
1.2Hanmi Indemnified by Spectrum. Spectrum shall indemnify and hold harmless Hanmi from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to. on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Spectrum in this Agreement or (b) the gross negligence, willful misconduct or violation of applicable laws by Spectrum, its Affiliates, licensors, contractors, distributors or their respective officers, directors, employees, consultants or authorized agents.
1.3Indemnification Procedure. If a Party entitled to indemnification under this article (an “Indemnified Party”) makes an indemnification request to the other, the Indemnified Party shall permit the other Party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense: provided, that the Indemnifying Party shall not, without the consent of the indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the Indemnified Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to facilitate defense of any such claim. An Indemnified Party shall at all times have the option to participate in any matter or litigation, including but not limited to participation through counsel of its mtn selection, if desired, the hiring of such separate counsel being at Indemnified Party’s own expense.
1.4Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnified Party in connection with enforcement of Sections 6.1 and 6.2 will also be reimbursed by the Indemnifying Party.
1.5Limitations of Liability. EXCEPT FOR EACH PARTY’S LIABILITY ARISING FROM INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 6, BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 7 AND GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY, ITS AFFILIATES, LICENSORS, CONTRACTORS DISTRIBUTORS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS OR AUTHORIZED AGENTS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL HAVE ANY LIABILITY ARISING OUT OF, OR OTHERWISE RELATING TO, THIS AGREEMENT, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, COLLATERAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY OR DEATH TO PERSONS OR DAMAGE TO PROPERTY, WHETHER BASED ON BREACH OF CONTRACT, TORT OR ARISING IN EQUITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
1.6Limitations an Essential Element of the Agreement. The Parties are willing to enter into this Agreement only in consideration of and in reliance upon the provisions of this Agreement limiting their exposure to loss or liability and committing to production of certain levels of product. Such provisions are an essential part of the bargain underlying this Agreement and have been reflected in the pricing and other consideration specified in this Agreement. Both Parties understand and agree that the exclusion of warranties, limitation of liability and the limitation of remedies allocate risks between the Parties as authorized under Applicable Laws.

7.Confidentiality. The Parties agree that the provisions of Section 6 of the License Agreement are incorporated herein and shall apply mutatis mutandis to this Agreement.
8.Term and Termination.
1.1Term. This Agreement will be effective on the Effective Date and will continue in effect, on a country-by-country basis, until the expiration or termination of the License Agreement, for any reason, unless earlier terminated in accordance with the terms of this Agreement (the “Term”).
1.2Termination for Breach.
1.1.1Generally. In addition to any other termination right set forth in this Agreement, and except as provided in Section 8.3.2. the failure by either Party (the “Defaulting Party”) to comply with any of the Defaulting Party’s material obligations under this Agreement will entitle the other Party (the “Non-Defaulting Party”) to give to the Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default. If such default is not cured within thirty (30) days after the receipt of such notice (or, if such default reasonably cannot be cured within such thirty (30) day period or if the Defaulting Party will not commence and diligently continue actions to cure such default during such thirty (30) day period), the Non-Defaulting Party will be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at law, in equity or under this Agreement, to terminate this Agreement by giving further notice to the Defaulting Party, to take effect immediately upon delivery thereof. The right, of either Party to terminate this Agreement, as provided in this Section, will not be affected in any way by its waiver or failure to take action with respect to any previous default.
1.1.2Exhaustion. No default based on a claimed failure of any Product to conform to the Product Specifications will be the subject of a notice under Section 8.2.1 until and unless all procedures and remedies specified in Article 3 will have first been exhausted, furthermore, Hanmi’s inability to supply Spectrum the Product due to Force Majeure will not be the subject of a notice under Section 8.2.1. In addition, notwithstanding Section 8.2.1. Hanmi will have [***] to cure a Supply Deficiency in accordance with Section 2.5.1.
1.3Termination for Insolvency. Subject to any limitations imposed by applicable law, either Party will have the right to terminate this Agreement by giving notice to the other Party in the event that:
1.1.1Such other Party will have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction and the same is not withdrawn within [***] thereafter, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) become unable generally, or admitted in writing its inability, to pay all or substantially all of its debts as they, become due, or(vi) taken corporate action for the purpose of effecting any of the foregoing; or
1.1.2An involuntary proceeding will have been commenced, or any involuntary petition will have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of such other Party, or of its properly, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its properly, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition will have continued undismissed for [***] days or an order or decree approving or ordering any of the foregoing will have continued unstayed, unappealed and in effect for [***].
1.4Consequences of Termination. Any termination of the Agreement will not release the Parties from any liabilities and obligations accrued under this Agreement or under any Purchase Order that has been issued and deemed accepted under this Agreement as of the date thereof, in the event of any termination of this Agreement, Hanmi will Produce any Product for which Purchase Order was accepted prior to termination, and Spectrum shall purchase such Product in accordance with the terms and conditions of this Agreement. Spectrum will honor its purchase of such Product from Hanmi in accordance with the terms of this Agreement.
1.5Accrued Rights; Surviving Obligations.
1.1.1Accrued Rights. Termination, relinquishment, or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration. Such termination, relinquishment or expiration will not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.
1.1.2Surviving Obligations. All of the Parties’ respective rights and obligations under Articles 8 through 12 will survive termination, relinquishment or expiration of this Agreement.
9.Regulatory.
1.1Permits. Hanmi will be responsible, al Hanmi’s expense, to obtain and maintain all permits and licenses required for it to carry out its development. Production, testing, storage, and delivery obligations hereunder.
1.2Compliance with CGMPs; Monitoring of Records. Hanmi will monitor and maintain reasonable records respecting its compliance with CGMPs in the manner provided by the Quality Agreement, including the process of establishment and implementation of the operating procedures and the training of personnel as are reasonably necessary to assure such compliance. Hanmi will maintain and keep the Products current with CGMPs and industry practice, including stability program, statistical process controls, etc.
1.3Regulatory Authority Inspections. Hanmi will permit Regulatory Authorities to inspect and audit its Production facilities and cooperate with Regulatory Authorities in connection with such audit (including, without limitation, any pre-approval inspections), and will provide information and data in a timely manner. Each Party will notify the other within [***] of all contacts with Regulatory Authorities (both written and verbal) related to each Product. Each Party will inform the other of the result of any regulatory inspection, which directly affects the Commercial Launch, commercialization, or Production of the Product, including any notice of inspection, notice of violation or other similar notice received by a Party affecting Production, Facility, testing, storage, or handling, Commercial Launch or commercialization of the Product. In the event of an inspection by a Regulatory Authority, which directly involves the Product, each Party will be immediately informed of the issuance of the Notice of Inspection (FDA Form 482 or equivalent) and will have the right to be present during any such inspection. In the event that there are inspectional observations (FDA Form 483 or equivalent), each Party will be informed immediately and will have the opportunity to review and provide the other with comments to the other’s response. Each Party will provide its comments to the response of these observations within [***]. The contents of a Party’s response will be determined by such Party in its sole discretion, but such Party will take into consideration any comments provided by the other Party.
1.4Regulatory Communications and Correspondence. Except as provided in this Agreement, any and all other communications from and to the FDA or other Regulatory Authorities related to the Production of the Product at the Facility will be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Hanmi and Spectrum.
1.5Regulatory Filings and Maintenance. Hanmi will prepare and maintain all regulatory filings and manufacturing files, certificates, authorizations, data, and other records that directly pertain to the Production of the Product, as further set forth in the Quality Agreement or as otherwise agreed in writing by Hanmi and Spectrum.

1.6Records. Hanmi will maintain the records required by the terms and conditions of the Quality Agreement, or as otherwise agreed to in writing by Hanmi and Spectrum. Hanmi agrees that, in response to any complaint, or in the defense by Spectrum of any litigation, hearing, regulatory proceeding or investigation relating to the manufacture of Product. Hanmi will use reasonable efforts to make available to Spectrum during normal business hours and upon reasonable prior written notice, such Hanmi employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Spectrum will reimburse Hanmi for all costs and expenses incurred by Hanmi in connection with the performance of Hanmi’s obligations under the immediately preceding sentence.
1.7Notification. Each Party promptly will notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of the Product under this Agreement and which are required by the FDA. any other applicable Regulatory Authority or other Applicable Laws or governmental regulations, and will confer with each other with respect to the best means to comply with such requirements.
10.Miscellaneous.
1.1Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Spectrum may, without the prior consent of Hanmi, assign this Agreement to its Affiliate(s) or to the successor entity in connection with a merger or acquisition, or to an entity acquiring substantially all of the product line or business operations of Spectrum, provided that such successor or acquiring entity will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any purported assignment not in compliance with this Section will be void and of no force or effect.
1.2Severability. If any item or provision of this Agreement will to any extent be invalid or unenforceable, it will be severed from this Agreement, and the remainder of this Agreement will not be affected thereby, and each term and provision of this Agreement will be valid and will be enforced to the fullest extent permitted by Applicable Law.
1.3Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other will be in writing, delivered personally or by e-mail, facsimile, or express courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the address or in accordance with this Section and (except as otherwise provided in this Agreement) will be effective upon receipt by the addressee (but, if received, in the recipient’s time zone, after 5:00 p.m. on a business day, or anytime on a day that is not a business day, then receipt will be deemed to be at 9:00 a.m. on the next business day).
If to Hanmi:
Hanmi Pharmaceuticals Co.. Ltd.
45 Bangi-dong. Songpa-gu
Seoul, 138-724, Korea
Attn: Global Business Team
Telephone: (2) 410-8779
Facsmile: (2) 410-9079
If to Spectrum:
Spectrum Pharmaceuticals. Inc.
11500 South Eastern Ave. Suite 240
Henderson, NV 89052
Attn: Legal Department
Telephone number: (702) 835-6300

Facsimile number: (702) 260-7405
E-Mail: legal@sppirx.com
1.4Disputes; Governing Law and Jurisdiction.
1.1.1In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a Party of its obligations hereunder, or its construction or its actual or alleged breach, the Parties will try to settle their differences amicably between themselves in negotiations between designated executives of Hanmi and Spectrum. Either Party may provide written notice of a dispute to the other Party, and the designated officers of each Party will thereafter promptly meet to attempt to resolve that dispute.
1.1.2Any dispute which is not resolved as provided in subsection (a) above, will be settled by final and binding arbitration before a single arbitrator in Hawaii. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The award rendered thereon by the arbitrator shall be final and binding on the parties thereto, and judgment thereon may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees, expenses, and costs. In no event will the arbitrator have any right or power to award punitive or exemplary damages.
1.1.3This Agreement shall be construed and enforced in accordance with the laws of the State of New York, USA, without reference to its choice of law principles. Furthermore, the Parties expressly waive the application of the United Nations Conventions on Contracts for the International Sale of Goods to this Agreement.
1.5Entire Agreement. This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any inconsistent terms in any previous discussions, agreements, representations, commitments and writing in respect thereof including, without limitation, any inconsistent terms in the License Agreement. No amendment or addition to this Agreement will be effective unless reduced to writing and executed by the authorized representatives of the Parties. In the event of a conflict between the provisions of this Agreement and the provisions of any exhibits or attachments hereto, the provisions of this Agreement will govern.
1.6Attempts to Amicably Resolve Disputes.
1.1.1To avoid litigation and to resolve any conflicts that arise under this Agreement, Hanmi and Spectrum agree that, prior to the commencement of arbitration by either Party, the Parties will engage in executive mediation. Either Party may seek executive mediation by delivering a written request for such mediation to the other. Delivery of such request may be made by hand, by facsimile transmission or by electronic mail. The request will be addressed to the following individuals:
Hanmi: Dr. Se Chang Kwon, President and CEO
Spectrum: Thomas J. Riga, Chief Operating Officer
1.1.2Within five [***] days of the delivery of such request, each Party will appoint a company executive to meet with the other Party’s company executive for the purpose of resolving the dispute. No later than [***] days of their appointment, the two executives will meet to consider the dispute. They may request such information as either deems necessary and may meet jointly or separately with party representatives involved in the dispute. The two appointed executives will use good faith efforts to reach a resolution of the dispute.
1.1.3If a resolution is reached, it will be reduced to writing and will be final and binding on the Parties.

1.1.4If the two executives cannot reach agreement within [***] days of their initial meeting, unless the two executives agree to additional review time, either Party may thereafter pursue any remedy al law or in equity.
1.7Specific Performance. The rights of the parties under this Agreement are unique and. accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to seek to enforce their rights under this Agreement by actions for specific performance to the extent permitted by law and without any requirement to post bond.
1.8Waiver. No waiver of any rights will be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.
1.9Independent Contractors. Hanmi and Spectrum each acknowledge that they will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, agency, or any type of fiduciary relationship. Neither Hanmi nor Spectrum will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior consent of the other Party to do so.
1.10Affiliate(s). Any licenses granted under this Agreement by Spectrum will be deemed to be granted both to Hanmi and Hanmi’s Affiliate(s) Hanmi will cause its Affiliate(s) to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, its Affiliate(s), as though its Affiliate(s) were expressly named as joint obligors hereunder.
1.11Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures (including those on PDF) will have the same force and effect as original signatures.
1.12Subcontracting. Hanmi may subcontract certain obligations hereunder if the same is approved in writing in advance by Spectrum and provided each such subcontractor agrees to be bound by obligations not less onerous than those set forth herein. Notwithstanding the preceding sentence, Hanmi will remain wholly responsible for executing and monitoring the work performed by such subcontractors pursuant to the terms of this Agreement.
1.13Force Majeure. Neither Party will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, if such failure or delay is due to Force Majeure. In event of Force Majeure, the Party affected thereby will use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. If an event of Force Majeure continues and causes a Party to delay its performance of its obligations for more than [***], then the other Party will have the right upon written notice to terminate this Agreement without any liability to the other Party.
1.14Quality Agreement. The safety, quality control, and quality assurance aspects relating to the Products will be pursuant to the Quality Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of the Quality Agreement will govern.
1.15License Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreement, the provisions of this Agreement will govern.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date,

Hanmi Pharmaceuticals Co., Ltd).	Spectrum Pharmaceuticals, Inc.
By /s/ Se Chang Kwon	By: /s/ Joseph W. Turgeon
Name: SE CHANG KWON	Name: Joseph W. Turgeon
Title: PRESIDENT & CEO	Title: President, CEO
Date: 28 Feb 2018	Date: 2-28-2018